Exhibit 10.12

THIRD AMENDMENT TO

TIME BROKERAGE AGREEMENT

THIS THIRD AMENDMENT TO TIME BROKERAGE AGREEMENT (this “Third Amendment”), made as of July 19, 2005 (the “Amendment Date”), is by and between SAGAMOREHILL OF CAROLINA LLC, a Delaware limited liability company (together with its successors and permitted assigns, “SagamoreHill”), and BARRINGTON BROADCASTING SOUTH CAROLINA CORPORATION, a Delaware corporation (together with its successors and permitted assigns, “Barrington”).

WITNESSETH:

WHEREAS, reference is made to that certain Time Brokerage Agreement, dated April 28, 1994, between Atlantic Media Group, Inc. (“Atlantic”), and Diversified Communications (“Diversified”), itself assignee of Vision Communications, Inc., as amended by that certain Amendment to and Extension of Time Brokerage Agreement, dated as of December 9, 2003, between Diversified and Atlantic, and that certain Second Amendment to Time Brokerage Agreement between Diversified and Atlantic (the “TBA”), pursuant to which Diversified provides programming for television station WWMB-TV, Myrtle Beach (“WWMB”);

WHEREAS, reference is made to (i) that certain Asset Purchase Agreement, by and between Diversified and Atlantic, dated as of July 19, 2005, relating to the purchase and sale of substantially all of the assets of Atlantic relating to WWMB, including the rights and interests of Atlantic in and to the TBA (the “Atlantic Purchase Agreement”), and (ii) that certain Asset Purchase Agreement, by and among Diversified and Grand Strand Communications (Diversified and Grand Strand Communications, the “Sellers”) and Barrington and SagamoreHill (as partial assignee of Barrington), dated as of the date hereof, relating to the sale of substantially all of the assets of Sellers relating to television station WPDE-TV, Florence, South Carolina and certain other assets of Sellers relating to WWMB (the “Diversified Purchase Agreement”);

WHEREAS, the closings of the transactions contemplated by each of the Atlantic Purchase Agreement and the Diversified Purchase Agreement (the “Closings”) will occur simultaneously, and upon and simultaneous with the Closings (i) Barrington will acquire and assume the rights, interests and obligations of Diversified in and to the TBA, and (ii) SagamoreHill will acquire and assume the rights, interests and obligations of Atlantic in and to the TBA;

WHEREAS, effective upon, and simultaneously with, the Closings, and pursuant to and in accordance with Section 29 of the TBA, the parties hereto desire to amend certain of the terms and conditions of the TBA, all as provided in this Third Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                 Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the TBA.

2.                 Amendments. The TBA shall, subject to Section 4 below, be amended as follows:

2.1  The TBA shall be amended by substituting for the defined term “Atlantic” the term “Licensee,” and all references to “Atlantic” in the TBA shall be deemed to be references to “Licensee.”  Licensee shall be deemed to mean SagamoreHill; Broker shall be deemed to mean Barrington Broadcasting South Carolina Corporation.

2.2  Section 1 of the TBA shall be amended by deleting the second paragraph thereof in its entirety and inserted in lieu thereof shall be the following:

Broker shall begin its time brokerage activities with regard to the Station pursuant to this Agreement, and the term hereof shall be deemed to commence, upon the commencement of Station program tests, and said date shall be referred to herein as the “Commencement Date.”   Upon the date of the closing of the transactions pursuant to that certain Asset Purchase Agreement, by and among Broker, as buyer, and Diversified Communications, Inc. and Grand Strand Communications, Inc., as sellers (the date of such acquisition, the “Effective Date”), the term hereof shall be deemed to continue for a period of eight years from such Effective Date; provided, that Broker shall have the option to extend this Agreement and the term hereof for an additional eight-year period on the same terms and conditions set forth in this Agreement, by delivery to Licensee of written notice of such extension at any time no earlier than the seventh anniversary of the Effective Date and no later than 30 days prior to the eighth anniversary of the Effective Date.

2.3  Section 4 of the TBA shall be deleted in its entirety and inserted in lieu thereof shall be the following:

As consideration for Licensee’s permitting Broker to air its programming on the Station pursuant to this Agreement, from and after the Effective Date, Broker shall pay Licensee as follows:

A.                     Broker shall pay to Licensee an amount equal to $5,000 (the “Base Fee”) on the first day of each calendar month during the term of this Agreement. The Base Fee will be prorated on a daily basis for the first and last months during which this Agreement is in effect following the Effective Date.

B.                       On the first day of each calendar month during the term of this Agreement, Broker shall pay to Licensee the Reimbursable Expenses (as defined in Exhibit 4(B)), which shall be calculated and payable in accordance with Exhibit 4(B) hereof.

2.4  The exhibit attached hereto as Exhibit 4(B) shall be deemed to be Exhibit 4(B) of the Agreement.

2.5  Section 26 and Section 27.B. of the TBA shall each be deleted in their entirety and inserted in lieu of each thereof shall be the following:

[Reserved]

2.6  Section 28 of the TBA shall be deleted in its entirety and inserted in lieu thereof shall be the following:

Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in written or electronic form, and shall be deemed delivered (a) on the date of delivery when (i) delivered by hand or (ii) sent by reputable overnight courier maintaining records of receipt and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt within two business days after its delivery by facsimile or other electronic transmission. All such communications shall be addressed to the parties at the address set forth below, or at such other address as a party may designate upon ten days’ prior written notice to the other party.

If to Broker, to:

Barrington Broadcasting South Carolina Corporation

745 Fifth Avenue

24th Floor

New York, NY  10151

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004-2401

Fax:  202-662-6291

Attention:  Eric Dodson Greenberg, Esq.

If to Licensee to:

SagamoreHill of Carolina LLC

3825 Inverness Way

Augusta, Georgia  30907

Attention: Louis Wall

Telecopy:    (706) 855-8747

with a copy (which shall not constitute notice) to:

Wiley Rein & Fielding

1776 K Street, NW

Washington, DC 20006

Attention:  Brook A. Edinger

Telecopy:    (202) 719-7049

2.7  Section 30 of the TBA shall be deleted in its entirety and inserted in lieu thereof shall be the following:

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State

2.8  Section 32 of the TBA shall be deleted in its entirety and inserted in lieu thereof shall be the following:

Assignability. This Agreement shall inure to the benefit of and be binding upon Licensee and Broker and their respective successors and assigns. Broker shall have the right to assign this Agreement in connection with an assignment of license or transfer of control by Broker of broadcast station WPDE-TV, Florence, South Carolina; Broker shall further have the right to assign this Agreement to any affiliate of Broker or to any third party in connection with a sale of all or substantially all of its assets.

3.                 Reaffirmation of the TBA. Except as expressly provided herein, the TBA is not amended, modified or affected by this Third Amendment, and the TBA and the rights and obligations of the parties hereto thereunder are hereby ratified and confirmed by the parties in all respects.

4.                 Effectiveness of Amendments. Each of the amendments of the TBA set forth in this Third Amendment shall take effect, without any further action or consent of the parties hereto, upon and simultaneously with the consummation of the Closings.

5.                 Representations and Warranties. Each party represents and warrants to the other party as follows:  (a) it is a duly organized and validly existing corporation or limited liability company (“LLC”), as the case may be, under the laws of its jurisdiction of incorporation or organization; (b) it has full corporate or LLC power and authority and has taken all corporate or LLC action necessary to enter into and perform this Agreement; (c) the execution and delivery of this Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its organizational documents or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof.

6.                 Counterparts. This Third Amendment may be executed contemporaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Third Amendment to produce or account for more than one such counterpart. Each party will receive by delivery or facsimile transmission a duplicate original of the Third Amendment executed by each party, and each party agrees that the delivery of the Third Amendment by facsimile transmission will be deemed to be an original of the Third Amendment so transmitted.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed and delivered as of the date above.

SAGAMOREHILL OF CAROLINA LLC

By:	/s/ Louis S. Well
Name: Louis S. Well
Title: President

BARRINGTON BROADCASTING SOUTH
CAROLINA CORPORATION

By:	/s/ K. James Yager
Name: K. James Yager
Title: President

EXHIBIT 4(B)

Reimbursable Expenses

1.                                For purposes of this Agreement, the Reimbursable Expenses shall equal the sum of the Variable Expenses and the Fixed Expenses:

(a)                    “Variable Expenses” shall mean the sum of the actual out-of-pocket payments and expenses of Licensee or its wholly-owned subsidiaries for the following: (i) utilities associated with the Station’s transmitting facilities (pursuant to the Transmission Facilities and Studio Construction and Lease Agreement (the “Lease”)) together with all other expenses payable by Licensee under the Lease, (ii) salaries for the Station’s General Manager and Chief Operator and hourly rates for accounting and human resource services at reasonable and customary rates for such services, (iii) expenses related to maintenance and filings with respect to the FCC licenses in respect of the Station and other expenses of compliance with FCC regulations in connection with the operation of the Station, including reasonable and customary attorneys’ fees of Licensee incurred in connection therewith, (iv) property taxes on any real property, personal property and leased property on which the Station is located or used exclusively for the operation of the Station, (v) in the event that Licensee shall have elected to borrow the purchase price with respect to its acquisition of the Station under the Purchase Agreement pursuant to a credit agreement or other borrowing arrangement, the terms and conditions of which have been consented to in writing by Broker and, if applicable, the performance of Licensee has been guaranteed by Broker or an affiliate thereof (an “Acquisition Financing Arrangement”), the payments due by Licensee pursuant to such Acquisition Financing Arrangement, other than those payments due pursuant to such Acquisition Financing Agreement to the extent arising out of the failure of Licensee to make a timely payment thereunder for which Licensee had received timely payment hereunder or otherwise to the extent arising out of actions or omissions of Licensee in breach of such Acquisition Financing Arrangement, (vi) reasonable travel expenses incurred by Licensee in connection with its performance under the TBA, the Lease or the Option Agreement between the parties with respect to the assets of the Station (the “Option Agreement”), (vii) premiums and other out-of-pockets costs and expenses relating to any insurance that Licensee is required to maintain pursuant to the terms of the Option Agreement, (viii) costs and expenses incurred in connection with the performance by Licensee of the Atlantic Contracts (as such term is defined in the Purchase Agreement) and (ix) Other Expenses.

(b)                   “Fixed Expenses” shall be an amount equal to rental fees payable by Licensee under the Lease.

(c)                    “Other Expenses” shall mean expenses that are reasonably necessary or customary in the operation and maintenance of the Station, which have been consented to in advance by Programmer, provided that Licensee shall have no obligation under this Agreement to incur any Other Expenses in the absence of such consent and agreement to reimburse under this paragraph 1.

2.                                The Reimbursable Expenses shall be paid by Broker for each month in advance based on (and subject to) an operating budget jointly agreed to by Licensee and Broker.

3.                                Each month, Licensee shall deliver reasonably satisfactory evidence of the actual Variable Expenses incurred by Licensee for the prior month.

4.                                The payment of Reimbursable Expenses for each following month shall be adjusted (up or down) by the amount by which the estimated payment of Reimbursable Expenses for the prior month exceeded or was less than the actual amount of Reimburse able Expenses for such month.

5.                                The Reimbursable Expenses shall be prorated on a daily basis for the first and last months during which this Agreement is in effect following the Effective Date and shall be paid by Broker within fifteen days of the Effective Date for the first month or portion thereof after the Effective Date.